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SEC 1745 (6-00) Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number
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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                         (Amendment No. ___________)*

                           Cinema Internet Networks Inc.
--------------------------------------------------------------------------------
                               (Name of Issuer)


                                Common Stock
--------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                  17241Q105
--------------------------------------------------------------------------------
                                (CUSIP Number)


                               December 31, 2000
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_]  Rule 13d-1(b)
[_]  Rule 13d-1(c)
[_]  Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  17241Q105
          ------------
--------------------------------------------------------------------------------

  1.   Names of Reporting Persons.
       I.R.S. Identification Nos. of above persons (entities only).

William E. Massey, North American Movie Network (NAMN) and Marie Simmons

--------------------------------------------------------------------------------

  2.   Check the Appropriate Box if a Member of a Group (See Instructions)
       (a) X
       (b)

--------------------------------------------------------------------------------

  3.   SEC Use Only

--------------------------------------------------------------------------------

  4.   Citizenship or Place of Organization     United States of America

--------------------------------------------------------------------------------

                 5.  Sole Voting Power                 William Massey - 602,226
                                                       Marie Simmons  - 154,000
 Number of
  Shares         ---------------------------------------------------------------
  Beneficially
 Owned by        6.  Shared Voting Power               NAMN           1,852,320
 Each  Reporting
 Power With      ---------------------------------------------------------------

                 7.  Sole Dispositive Power            William Massey - 602,226
                                                       Marie Simmons  - 154,000

                 ---------------------------------------------------------------

                 8.  Shared Dispositive Power          NAMN           1,852,320

--------------------------------------------------------------------------------

  9.   Aggregate Amount Beneficially Owned by Each Reporting Person.

               William Massey 602,226 - NAMN 1,852,320 - Marie Simmons 154,000

--------------------------------------------------------------------------------

 10.   Check if the Aggregate Amount in Row (11) Excludes Certain Shares
                                                       (See Instructions)

--------------------------------------------------------------------------------

 11.   Percent of Class Represented by Amount in Row (11)

--------------------------------------------------------------------------------

 12.   Type of Reporting Person (See Instructions)

--------------------------------------------------------------------------------
         HC
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Item 1.

   (a) Name of Issuer:  Cinema Internet Networks Inc.
   (b) Address of Issuer's Principal Executive Offices:  320-1333 Johnston St,
                                                         Vancouver, BC, V6H 3R9
                                                         Phone:  604-602-1280

Item 2.

   (a) Name of Person Filing:  William E. Massey
   (b) Address of Principal Business Office or, if none, Residence:
                                                         320-1333 Johnston St,
                                                         Vancouver, BC, V6H 3R9
                                                         Phone: 604-681-2179
   (c) Citizenship:  American
   (d) Title of Class of Securities:  Common Stock
   (e) CUSIP Number:  17241Q105

Item 3. If this statement is filed pursuant to (S)240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

   (a) [_]  Broker or dealer registered under section 15 of the Act (15 U.S.C.
78o).
   (b) [_]  Bank as defined in section 3(a)(6) of the Act (15 U.S.C.78c).
   (c) [_] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
   (d) [_] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).
   (e) [_]  An investment adviser in accordance with (S)240.13d-1(b)(1)(ii)(E);
   (f) [_]  An employee benefit plan or endowment fund in accordance with
(S)240.13d-1(b)(1)(ii)(F);
   (g) [_] A parent holding company or control person in accordance with (S) 240.13d-1(b)(1)(ii)(G);
   (h) [_] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
   (i) [_] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940
(15 U.S.C. 80a-3);
   (j) [X]  Group, in accordance with (S)240.13d-1(b)(1)(ii)(J).


Item 4. Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.
    (a) Amount beneficially owned:          602,226         .
                                    ------------------------
    (b) Percent of class:          7.54%        .
                           ---------------------
    (c) Number of shares as to which the person has:

      (i)   Sole power to vote or to direct the vote 602,226.
                                                     -------
      (ii)  Shared power to vote or to direct the vote 1,852,320.
                                                       ---------
      (iii) Sole power to dispose or to direct the disposition of 602,226.
                                                                  -------
      (iv)  Shared power to dispose or to direct the disposition of 1,852,320.
                                                                    ---------

Instruction. For computations regarding securities which represent a right to acquire an underlying security see (S)240.13d3(d)(1).

Item 5. Ownership of Five Percent or Less of a Class    N/A

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [_].

Instruction: Dissolution of a group requires a response to this item.

Item 6. Ownership of More than Five Percent on Behalf of Another Person.    N/A

If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

Item 7. Identification and Classification of the Subsidiary Which Acquired the
Security Being Reported on By the Parent Holding Company    N/A

If a parent holding company has filed this schedule, pursuant to Rule 13d-1(b)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

Item 8. Identification and Classification of Members of the Group
See Exhibit A

If a group has filed this schedule pursuant to (S)240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to (S)240.13d-1(c) or (S)240.13d-1(d), attach an exhibit stating the identity of each member of the group.

Item 9. Notice of Dissolution of Group    N/A

Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

Item 10.     Certification

   (a) The following certification shall be included if the statement is filed pursuant to (S)240.13d-1(b):

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

   (b) The following certification shall be included if the statement is filed pursuant to (S)240.13d-1(c):

        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                  SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                        Feb 9th, 2001
                                                ------------------------------
                                                            Date
                                                    /s/  William Massey
                                                ------------------------------
                                                            Signature

                                                            CEO
                                                ------------------------------
                                                           Title

Item 1.

   (a) Name of Issuer:   Cinema Internet Networks Inc.
   (b) Address of Issuer's Principal Executive Offices:  320-1333 Johnston St,
                                                         Vancouver, BC, V6H 3R9
                                                         Phone: 604-602-1280

Item 2.

   (a) Name of Person Filing:   William Massey for North American Movie Network
                                (NAMN)
   (b) Address of Principal Business Office or, if none, Residence:
                                                         1822 Lakeland Drive,
                                                         Dallas, TX, 75218
                                                         Phone: (214) 327-3569
   (c) Citizenship:                  American
   (d) Title of Class of Securities: Common Stock
   (e) CUSIP Number:                 17241Q105

Item 3. If this statement is filed pursuant to (S)240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

   (a) [_] Broker or dealer registered under section 15 of the Act (15 U.S.C.
           78o).
   (b) [_] Bank as defined in section 3(a)(6) of the Act (15 U.S.C.78c).
   (c) [_] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
   (d) [_] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).
   (e) [_] An investment adviser in accordance with (S)240.13d-1(b)(1)(ii)(E);
   (f) [_] An employee benefit plan or endowment fund in accordance with
           (S)240.13d-1(b)(1)(ii)(F);
   (g) [_] A parent holding company or control person in accordance with (S) 240.13d-1(b)(1)(ii)(G);
   (h) [_] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
   (i) [_] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
   (j) [X] Group, in accordance with (S)240.13d-1(b)(1)(ii)(J).


Item 4. Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.
    (a) Amount beneficially owned:    1,852,320    .
                                  -----------------
    (b) Percent of class:    23.20%      .
                         ----------------
    (c) Number of shares as to which the person has:
        (i)   Sole power to vote or to direct the vote   Nil  .
                                                      --------
        (ii)  Shared power to vote or to direct the vote   1,852,320  .
                                                        --------------
        (iii) Sole power to dispose or to direct the disposition of   Nil   .
                                                                   ---------
        (iv)  Shared power to dispose or to direct the disposition of 1,852,320.
                                                                     ----------

Instruction. For computations regarding securities which represent a right to acquire an underlying security see (S)240.13d3(d)(1).

Item 5. Ownership of Five Percent or Less of a Class    N/A

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [_].

Instruction: Dissolution of a group requires a response to this item.

Item 6. Ownership of More than Five Percent on Behalf of Another Person.    N/A

If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

Item 7. Identification and Classification of the Subsidiary Which Acquired the
Security Being Reported on By the Parent Holding Company    N/A

If a parent holding company has filed this schedule, pursuant to Rule 13d-1(b)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

Item 8. Identification and Classification of Members of the Group  See Exhibit A

If a group has filed this schedule pursuant to (S)240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to (S)240.13d-1(c) or (S)240.13d-1(d), attach an exhibit stating the identity of each member of the group.

Item 9. Notice of Dissolution of Group    N/A

Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

Item 10.  Certification

   (a) The following certification shall be included if the statement is filed pursuant to (S)240.13d-1(b):

       By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

   (b) The following certification shall be included if the statement is filed pursuant to (S)240.13d-1(c):

       By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                   Feb 9th, 2001
                                               ---------------------
                                                        Date

                                                /s/ William Massey
                                               ---------------------
                                                     Signature

                                                        CEO
                                               ---------------------
                                                       Title

Item 1.

   (a) Name of Issuer:    Cinema Internet Networks Inc.
   (b) Address of Issuer's Principal Executive Offices: 320-1333 Johnston St,
                                                        Vancouver, BC, V6H 3R9
                                                        Phone: 604-602-1280

Item 2.

   (a) Name of Person Filing:   Marie Simmons
   (b) Address of Principal Business Office or, if none, Residence:
                                                         1822 Lakeland Drive,
                                                         Dallas, TX, 75218
                                                         Phone: (214) 327-3569
   (c) Citizenship:                  American
   (d) Title of Class of Securities: Common Stock
   (e) CUSIP Number:                 17241Q105

Item 3. If this statement is filed pursuant to (S)240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

   (a) [_] Broker or dealer registered under section 15 of the Act (15 U.S.C.
           78o).
   (b) [_] Bank as defined in section 3(a)(6) of the Act (15 U.S.C.78c).
   (c) [_] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
   (d) [_] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).
   (e) [_] An investment adviser in accordance with (S)240.13d-1(b)(1)(ii)(E);
   (f) [_] An employee benefit plan or endowment fund in accordance with
           (S)240.13d-1(b)(1)(ii)(F);
   (g) [_] A parent holding company or control person in accordance with (S) 240.13d-1(b)(1)(ii)(G);
   (h) [_] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
   (i) [_] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
   (j) [X] Group, in accordance with (S)240.13d-1(b)(1)(ii)(J).


Item 4. Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.
    (a) Amount beneficially owned:    154,000    .
                                  ---------------
    (b) Percent of class:    1.93%     .
                         --------------
    (c) Number of shares as to which the person has:
        (i)   Sole power to vote or to direct the vote   154,000  .
                                                      ------------
        (ii)  Shared power to vote or to direct the vote   1,852,320  .
                                                        --------------
        (iii) Sole power to dispose or to direct the disposition of  154,000   .
                                                                   ------------
        (iv)  Shared power to dispose or to direct the disposition of 1,852,320.
                                                                     ----------
Instruction. For computations regarding securities which represent a right to acquire an underlying security see (S)240.13d3(d)(1).

Item 5. Ownership of Five Percent or Less of a Class    N/A

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [_].

Instruction: Dissolution of a group requires a response to this item.

Item 6. Ownership of More than Five Percent on Behalf of Another Person.  N/A

If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

Item 7. Identification and Classification of the Subsidiary Which Acquired the
Security Being Reported on By the Parent Holding Company    N/A

If a parent holding company has filed this schedule, pursuant to Rule 13d-1(b)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

Item 8. Identification and Classification of Members of the Group  See Exhibit A

If a group has filed this schedule pursuant to (S)240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to (S)240.13d-1(c) or (S)240.13d-1(d), attach an exhibit stating the identity of each member of the group.

Item 9. Notice of Dissolution of Group    N/A

Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

Item 10.     Certification

   (a) The following certification shall be included if the statement is filed pursuant to (S)240.13d-1(b):

       By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

   (b) The following certification shall be included if the statement is filed pursuant to (S)240.13d-1(c):

        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                 Feb 9th, 2001
                                         ----------------------------
                                                     Date

                                              /s/ Marie Simmons
                                         ----------------------------
                                                   Signature

                                                    Manager
                                         ----------------------------
                                                     Title

EXHIBIT A
---------


Members of the Group    Identity                        Item 3 Classification

William E Massey        President/CEO of the Issuer     Control Person

NAMN                    President of the Company is
                        President of the Issuer         Control Person

Marie Simmons           Employee of the Issuer
                        Spouse of William Massey        Control Person